Exhibit 5.1

Floor 4, Willow House, Cricket Square PO Box 884 Grand Cayman KY1-1103 Cayman Islands
eFuture Information Technology Inc. 8F Topnew Tower 15 Guanghua Road Chaoyang District Beijing 100026	D +1 345 914 5870 T +1 345 949 2648 F +1 345 949 8613 E rlaws@campbellslegal.com
People's Republic of China
campbellslegal.com

13 February 2015	Our Ref: RML/10778-13547 Your Ref:
______________

CAYMAN | BVI

Dear Sirs

EFUTURE INFORMATION TECHNOLOGY, INC.

We are Cayman Islands counsel for eFuture Information Technology, Inc., a Cayman Islands corporation (the “Company”), in connection with the registration of a total of 387,454 shares of the Company’s ordinary shares issuable under the Company’s 2013 Share Incentive Plan following a resolution passed by the shareholders of the Company on 9 January 2014 and on a Registration Statement on Form S-8 (“Registration Statement”), following a resolution passed by the compensation committee (being a sub-committee established by the board of directors of the Company)  on 25 December 2014, as to which this opinion is a part, to be filed with the Securities and Exchange Commission (the “Commission”).

In connection with rendering our opinion as set forth below, we have reviewed and examined the following:

(a)
Copy Certificate of Incorporation of the Company as issued by the Cayman Islands Registrar of Companies on 2 November, 2000 (“Certificate of Incorporation”) and copy Certificate of Incorporation on Change of Name as issued by the Cayman Islands Registrar of Companies on 5 May, 2009 (“Certificate on Change of Name”).

(b)
Copy Memorandum of Association and Articles of Association of the Company as adopted by the Company by a special resolution of the shareholders on the 20th day of August 2005 as amended by special resolution passed at a meeting of shareholders held on 4 December 2009 (“Memorandum and Articles”).

(c)	Copy of the minutes containing the written deliberations and resolutions of the Board of Directors of the Company dated 15 August 2013 (“Board Minutes”).

(d)	Copy of the written resolutions of the compensation committee dated 25 December 2014 (“Compensation Committee Resolutions”);

(e)	Copy of minutes of meeting of shareholders of the Company dated 9 January 2014 (“Shareholder Minutes”).

(f)	The Registration Statement to be filed with the Commission on 17 February 2015 a copy of which has been received electronically on 13 February 2015.

(g)	Copy Certificate of Good Standing for the Company issued on 9 February 2015.

(h)	Copy of a Certificate of a director of the Company dated 13 February 2015, a copy of which is attached hereto.

(i)	Certificate of incumbency issued by Offshore Incorporations (Cayman) Limited dated 30 January 2015.

(j)	Such other documents and laws as we consider necessary as a basis for giving this opinion.

The Registration Statement and the exhibits to the Registration Statement are referred to below as the “Documents”.

The following opinion is given only as to matters of Cayman Islands law and we express no opinion with respect to any matters governed by or construed in accordance with the laws of any jurisdiction other than the Cayman Islands.  We have assumed that there is nothing under any law (other than the laws of the Cayman Islands) which would affect or vary the following opinion.  Specifically, we have made no independent investigation of the laws of the United States of America generally and the Commonwealth of Virginia specifically and we offer no opinion in relation thereto.  We offer no opinion in relation to any representation or warranty given by any party to the Documents save as specifically hereinafter set forth.  This opinion is strictly limited to the matters stated in it, does not apply by implication to other matters, and only relates to (1) those circumstances or facts specifically stated herein and (2) the laws of the Cayman Islands, as they respectively exist at the date hereof.

In giving this opinion we have assumed, without independent verification:

(a)
the genuineness of all signatures and seals, the authenticity of all documents submitted to us as originals, the conformity of all copy documents or the forms of documents provided to us to their originals or, as the case may be, to the final form of the originals and that any markings showing revisions or amendments to documents are correct and complete;

(b)
that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject matter which they propose to record and that all factual statements therein contained are true and correct and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such copy minutes or resolutions were duly passed and are in full force and effect and that the term “administration of the plan” in the Board Minutes includes the authorisation to deal with the transactions set out in this opinion, and that all factual statements made in such resolutions, the Director’s Certificate, the Board Minutes, Compensation Committee Resolutions and the Shareholder Minutes and any other certificates and documents on which we have relied are true and correct (and continue to be true and correct);

(c)
that the compensation committee is duly authorised and appointed by the full board of directors of the Company (“Board”), the persons signing the Compensation Committee Resolutions are all of the duly appointed members of the compensation committee and duly authorised to deal with the matter of updating and issue of the Registration Statement;

(d)	that the statutory registers of directors and officers, and mortgages and charges and the minute book of the Company are true, complete, accurate and up to date;

(e)	the accuracy of all representations, warranties and covenants as to factual matters made by the parties to the Documents;

(f)	that the Memorandum and Articles adopted on 20 August 2005, as amended by special resolution passed at a meeting of shareholders held on 4 December 2009, remain unamended and in full force and effect;

(g)	that the Certificate of Incorporation and Certificate on Change of Name are unchanged and remain in full force and effect; and

(h)
that there is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

Based upon the foregoing and in reliance thereon, it is our opinion that the ordinary shares of the Company will, upon the receipt of full payment, issuance and delivery in accordance with the terms of the offering described in the Registration Statement and registration in the register of members (shareholders) of the Company, be fully and validly authorised, legally issued, fully paid and nonassessable.

The foregoing opinion is subject to the following reservations and qualification:

1.	In the event that the Documents are executed in or brought within the jurisdiction of the Cayman Islands (eg for the purposes of enforcement or obtaining payment) stamp duty may be payable.

2.
We neither express nor imply any opinion as to any representation or warranty given by the Company in the Documents as to its capability (financial or otherwise) to undertake the obligations assumed by it under the Documents.

3.	To maintain the Company in good standing under the laws of the Cayman Islands annual fees must be paid and annual returns made to the Registrar of Companies.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus constituting a part thereof.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

CAMPBELLS